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                                                                      EXHIBIT 11


                       HARTE-HANKS, INC. AND SUBSIDIARIES
                         EARNINGS PER SHARE COMPUTATIONS
                      (in thousands, except per share data)

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
                                                                                           Year Ended December 31,
In thousands, except per share amounts                                            2000             1999              1998
                                                                                  ----             ----              ----
                                                                    BASIC EPS

Net income...................................................................    $81,886          $72,941          $68,371
                                                                                 =======          =======          =======

Weighted-average common shares
   outstanding used in earnings per
   share computations.......................................................      67,517           69,914           72,716
                                                                                 =======          =======          =======

Earnings per share..........................................................     $  1.21          $  1.04          $  0.94
                                                                                 =======          =======          =======


                                                                   DILUTED EPS

Net income..................................................................     $81,886          $72,941          $68,371
                                                                                 =======          =======          =======

Shares used in earnings per
   share computations.......................................................      69,653           72,144           76,057
                                                                                 =======          =======          =======

Earnings per share..........................................................     $  1.18          $  1.01          $  0.90
                                                                                 =======          =======          =======

Computation of Shares Used in Earnings Per Share Computations

Average outstanding common shares...........................................      67,517           69,914           72,716
Average common equivalent shares --
   dilutive effect of option shares.........................................       2,136            2,230            3,341
                                                                                 -------          -------          -------
Shares used in earnings per
   share computations.......................................................      69,653           72,144           76,057
                                                                                 =======          =======          =======
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